Exhibit 5.1

Booz Allen Hamilton Holding Corporation	1	March 14, 2025

Booz Allen Hamilton Inc.

March 14, 2025

Booz Allen Hamilton Holding Corporation

8283 Greensboro Drive
McLean, Virginia 22102

Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, Virginia 22102

Booz Allen Hamilton Holding Corporation and Booz Allen Hamilton Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File Nos. 333-273531 and 333-273531-01) (the “Registration Statement”) and the Prospectus Supplement, dated March 11, 2025 (the “Prospectus Supplement”), to the Prospectus, dated July 31, 2023, of Booz Allen Hamilton Inc., a Delaware corporation (the “Company”) and Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Parent Guarantor”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $650,000,000 aggregate principal amount of its 5.950% Senior Notes due 2035 (the “Notes”), issued pursuant to the Indenture, dated as of August 4, 2023 (the “Base Indenture”), among the Company, Parent Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented and amended by the Second Supplemental Indenture, dated as of March 14, 2025, among the Company, the Parent Guarantor and the Trustee, providing for the Notes (the “First Supplemental Indenture”; the Base Indenture, as supplemented and amended by the Second Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated March 11, 2025, among the Company, the Parent Guarantor, BofA Securities, Inc., J.P. Morgan Securities, LLC, SMBC Nikko Securities America, Inc., and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The Notes are fully and unconditionally guaranteed (the “Guarantee”) by the Parent Guarantor pursuant to the Indenture.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the global notes representing the Notes, (b) examined and relied on such corporate or other organizational documents and records of the Company and the Parent Guarantor and such certificates of public officials, officers and representatives of the Company and the Parent Guarantor and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and the Parent Guarantor and other persons delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we have examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.            The Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.            The Guarantee pursuant to the Indenture constitutes a valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K filed on March 14, 2025 incorporated by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise and Plimpton LLP